Exhibit 3.243

Execution Version

AMENDMENT NO. 1
TO
LIMITED LIABILITY COMPANY AGREEMENT OF
ROWANDRILL, LLC

This Amendment No. 1 to the Limited Liability Company Agreement (this "**Amendment**") of Rowandrill, LLC, a Texas limited liability company (the "**Company**"), dated effective as of February 3, 2020 (the "**Effective Date**"), is made by and between Rowan Companies, LLC, a Delaware limited liability company (the "**Existing Member**"), and Valaris plc, a public limited company organized under the laws of England and Wales (the "**New Member**").

RECITALS:

A. Reference is made herein to that certain Limited Liability Company Operating Agreement of the Company dated December 19, 2019 (the "**LLC Agreement**"). Terms used but not defined herein shall have the meanings set forth in the LLC Agreement.

B. Pursuant to Section 27 of the LLC Agreement, the LLC Agreement may be amended as set forth herein by a written agreement executed and delivered by the Existing Member, which is a signatory to this Amendment.

C. As of the Effective Date, the Existing Member desires to transfer all outstanding limited liability company interest of the Company (the "**Membership Interests**"), to the New Member, and the Existing Member and the New Member desire to have the New Member become the sole Member of the Company.

D. The Existing Member and the New Member desire to amend the LLC Agreement as set forth herein.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LLC Agreement is hereby amended as follows:

Section 1. Amendment of References. Each reference to "Rowan Companies, Inc." in the LLC Agreement is hereby removed and replaced in its entirety with "Valaris plc".

Section 2. New Member. By executing and delivering this Amendment, (i) the Existing Member hereby acknowledges that it has transferred all outstanding Membership Interests, to the New Member and (ii) the New Member hereby confirms and agrees that, as of the date hereof, the New Member will be bound by the terms, conditions, restrictions and obligations set forth in the LLC Agreement to the same extent as if the New Member had executed the LLC Agreement as the Member thereof.

Section 3. Miscellaneous. The provisions of the LLC Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This

48. Amendment to Rowandrill LLC Agreement

48. Amendment to Rowandrill LLC Agreement 2 Amendment and the rights and obligations of the parties hereunder shall be governed by a nd interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to any choice of law principles. This Amendment may b e executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document. [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above. EXISTING MEMBER: ROWAN COMPANIES, LLC By~ ~~ Nam~ibbins Title: President NEW MEMBER: VALARIS PLC By: --------- - --------- Name: Jonathan H. Baksht Title: Executive Vice President and Chief Financial Officer 48. Amendment to Rowandrill LLC Agreement

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above. EXISTING MEMBER: ROWAN COMPANIES, LLC By:------------------ Name: Darin Gibbins Title: President NEW MEMBER: VALARIS PLC By: ____L(_· 7---:f'½:::::::~ _ ___!.ij'-.L.:r_ __ _ Name: -!,o Title: ecutive Vice President and Chief Financial Officer 48. Amendment to Rowandrill LLC Agreement